Exhibit 99.2

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED CASH FLOW STATEMENT

	2004			2003
(Millions of dollars)	Nine Months Ended Sept. 30	Six Months Ended June 30	Three Months Ended March 31	Nine Months Ended Sept. 30
Continuing Operations:
Operating Activities
Income from continuing operations	$1,320.6	$886.7	$443.8	$1,197.2
Depreciation and amortization	606.2	408.5	200.4	550.6
Deferred income tax provision	119.9	24.1	10.1	35.7
Equity companies' earnings in excess of dividends paid	(44.2)	(36.1)	(29.8)	(27.5)
Changes in operating working capital	(48.1)	(1.2)	(34.4)	113.9
Postretirement benefits	23.3	1.5	(15.5)	(7.7)
Other	79.7	39.7	30.4	116.3

Cash Provided by Operations	2,057.4	1,323.2	605.0	1,978.5

Investing Activities
Capital spending	(322.8)	(218.4)	(106.2)	(649.1)
Acquisitions of businesses, net of cash acquired	--	--	--	(258.3)
Investments in marketable securities	(7.4)	(4.1)	(4.0)	(10.8)
Proceeds from sales of investments	26.1	19.5	13.5	20.7
Net increase in time deposits	(12.0)	(12.2)	(6.9)	(205.4)
Other	8.2	10.6	14.3	(14.6)

Cash Used for Investing	(307.9)	(204.6)	(89.3)	(1,117.5)

Financing Activities
Cash dividends paid	(571.9)	(372.2)	(171.1)	(500.0)
Net decrease in short-term debt	(205.7)	(281.1)	(165.5)	(261.2)
Proceeds from issuance of long-term debt	33.6	32.9	22.1	522.7
Repayments of long-term debt	(184.7)	(174.3)	(114.9)	(479.3)
Proceeds from preferred securities of subsidiary	125.0	125.0	--	--
Proceeds from exercise of stock options	256.1	190.9	110.7	20.3
Acquisitions of common stock for the treasury	(1,197.3)	(579.1)	(166.7)	(357.9)
Other	(12.1)	(10.4)	1.4	(44.1)

Cash Used for Financing	(1,757.0)	(1,068.3)	(484.0)	(1,099.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4.2)	(6.2)	(3.2)	12.3

Cash (Used for) Provided by Continuing Operations	(11.7)	44.1	28.5	(226.2)

Cash Provided by Discontinued Operations	36.6	27.6	9.9	36.7

Increase (Decrease) in Cash and Cash Equivalents	24.9	71.7	38.4	(189.5)

Cash and Cash Equivalents, beginning of year	290.6	290.6	290.6	494.5

Cash and Cash Equivalents, end of year	$315.5	$362.3	$329.0	$305.0

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED CASH FLOW STATEMENT

	Year Ended Dec. 31
(Millions of dollars)	2003	2002
Continuing Operations:
Operating Activities
Income from continuing operations	$1,643.6	$1,627.4
Depreciation and amortization	745.3	704.4
Deferred income tax (benefit) provision	(50.8)	189.0
Net losses on asset dispositions	35.0	37.7
Equity companies' earnings in excess of dividends paid	(9.6)	(8.2)
Minority owners' share of subsidiaries' net income	55.6	58.1
Decrease (increase) in operating working capital	118.2	(197.8)
Postretirement benefits	(59.9)	(118.5)
Other	74.8	49.4

Cash Provided by Operations	2,552.2	2,341.5

Investing Activities
Capital spending	(872.9)	(861.3)
Acquisitions of businesses, net of cash acquired	(258.5)	(410.8)
Investments in marketable securities	(10.8)	(9.0)
Proceeds from sales of investments	29.4	44.9
Net increase in time deposits	(149.0)	(36.9)
Other	1.7	(14.2)

Cash Used for Investing	(1,260.1)	(1,287.3)

Financing Activities
Cash dividends paid	(671.9)	(612.7)
Net decrease in short-term debt	(424.2)	(423.9)
Proceeds from issuance of long-term debt	540.8	823.1
Repayments of long-term debt	(481.6)	(154.6)
Proceeds from exercise of stock options	31.0	68.9
Acquisitions of common stock for the treasury	(546.7)	(680.7)
Other	(18.3)	(34.9)

Cash Used for Financing	(1,570.9)	(1,014.8)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	18.6	14.7

Cash (Used for) Provided by Continuing Operations	(260.2)	54.1

Discontinued Operations:
Cash provided by Neenah Paper, Inc.	56.3	75.9
Cash payment from Neenah Paper, Inc.	--	--

Cash Provided by Discontinued Operations	56.3	75.9

(Decrease) Increase in Cash and Cash Equivalents	(203.9)	130.0

Cash and Cash Equivalents, beginning of year	494.5	364.5

Cash and Cash Equivalents, end of year	$290.6	$494.5